Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Third Quarter 2015 Financial Results

AUSTIN, Texas – September 2, 2015 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data storage solutions, reported financial results for its fiscal third quarter ended July 31, 2015.

Revenue for fiscal Q3 2015 was $2.1 million, consistent with the same quarter a year ago. Gross profit for fiscal Q3 2015 was $1.6 million, or 74 percent of total revenue, compared to $1.7 million, or 79 percent of total revenue in the same quarter a year ago. The decrease is due to a change in the mix of hardware and software products sold during the quarter.

Operating expenses for fiscal Q3 2015 increased thirty seven percent to $4.6 million, compared to $3.4 million in the same period a year ago. The increase is attributable to litigation expenses related to the company’s ongoing patent infringement lawsuits.

Net loss available to common stockholders was $(3.3) million, or $(0.17) loss per share, compared to a net loss available to common stockholders of $(2.4) million, or $(0.16) loss per share, in the same quarter a year ago.

On July 31, 2015, cash, cash equivalents, and restricted cash totaled $7.3 million compared to $5.1 million in the previous quarter.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “Our expectations for the success of our business strategy remain optimistic. Following our positive Markman ruling and the filing of our IPR responses, we were able to settle the litigation with Huawei, by far our smallest defendant, and remain confident in our legal position with the remaining defendants. We expect to deliver significant returns to investors as we continue to pursue companies using our proprietary technology without a license. Our product business improved in the quarter and is off to a strong start in the fourth quarter. The addition of our ability to deliver StrongBox in new virtual machine configurations will strengthen our product offering and should contribute to this momentum in future quarters.”

Conference Call Information

Crossroads will hold a conference call on Wednesday, September 2, 2015 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., CFO Jennifer Crane, and EVP Mark Hood will host the call. A question and answer session will follow management's presentation.

Date: Wednesday, September 2, 2015

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (888) 428-9480

International:  (719) 325-2491

Conference ID: 2311902

To access the live or recorded webcast, visit:

http://edge.media-server.com/m/p/sk8qdnf4

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. For those unable to listen to the live call, a webcast replay of the call will be available the day after the call in the Investor Relations Events & Presentations section of the Crossroads website.

About Crossroads Systems
Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K,  Form 10-Q,Form 8-K and other reports filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2015 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	July 31,	October 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,041	$4,676
Restricted cash	270	270

Total cash, cash equivalents and restricted cash	7,311	4,946

Accounts receivable, net of allowance for doubtful accounts of $3 and $151, respectively	1,896	2,252
Inventory	480	357
Prepaid expenses and other current assets	445	798

Total current assets	10,132	8,353

Property and equipment, net	553	440
Other assets	62	63

Total assets	$10,747	$8,856

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,777	$1,443
Accrued expenses	1,601	1,397
Deferred revenue, current portion	953	1,032
Current portion of long term debt, net of debt discount	2,650	3,160

Total current liabilities	7,981	7,032

Long term debt, net of current portion and debt discount	-	1,651
Long term portion of deferred revenue, net of current portion	593	423

Total liabilities	8,574	9,106

Stockholders' equity (deficit):
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
3,041,257 and 3,318,197 shares issued and outstanding, respectively	3	3
Common stock, $0.001 par value, 75,000,000 shares authorized,
23,418,989 and 15,831,810 shares issued and outstanding, respectively	23	16
Additional paid-in capital	238,027	226,208
Accumulated other comprehensive loss	(86)	(60)
Accumulated deficit	(235,794)	(226,417)

Total stockholders' equity (deficit)	2,173	(250)

Total liabilities and stockholders' equity	$10,747	$8,856

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2015	2014	2015	2014

Revenue:
Product	$516	$600	$1,962	$2,925
IP license, royalty and other	1,628	1,487	4,074	5,581

Total revenue	2,144	2,087	6,036	8,506

Cost of revenue:
Product	150	138	652	578
IP license, royalty and other	417	296	934	934

Total cost of revenue	567	434	1,586	1,512

Gross profit	1,577	1,653	4,450	6,994

Operating expenses:
Sales and marketing	715	872	2,373	2,842
Research and development	1,091	1,351	3,641	4,399
General and administrative	2,826	1,146	6,706	3,664

Total operating expenses	4,632	3,369	12,720	10,905

Loss from operations	(3,055)	(1,716)	(8,270)	(3,911)

Gain on settlement	-	-	-	1,050

Loss before other expenses	(3,055)	(1,716)	(8,270)	(2,861)

Other expense:
Interest expense	(89)	(184)	(316)	(662)
Amortization of debt discount and issuance costs	(112)	(301)	(512)	(967)
Change in value of derivative liability	-	-	-	(2,765)
Other income	(1)	-	19	(17)

Net loss	$(3,257)	$(2,201)	$(9,079)	$(7,272)

Dividends attributable to preferred stock	$(43)	$(152)	$(228)	$(400)
Net loss available to common stockholders, basic and diluted	$(3,300)	$(2,353)	$(9,307)	$(7,672)
Net loss per share available to common stockholders, basic and diluted	$(0.17)	$(0.16)	$(0.51)	$(0.56)

Weighted average number of common shares outstanding, basic and diluted	19,428,070	15,165,629	18,206,002	13,705,434

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	July 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(9,079)	$(7,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	300	517
Loss on change in value of derivative liability	-	2,765
Amortization of debt discount	512	967
Gain on disposal of property and equipment	-	(15)
Stock-based compensation	743	1,312
Provision for doubtful accounts receivable	61	10
Changes in assets and liabilities:
Accounts receivable	260	286
Inventory	(123)	17
Prepaid expenses and other assets	209	96
Accounts payable	1,337	(252)
Accrued expenses	211	(950)
Deferred revenue	154	37
Net cash used in operating activities	(5,415)	(2,482)
Cash flows from investing activities:
Purchase of property and equipment	(180)	(71)
Proceeds from sale of property and equipment	-	18
Net cash used in investing activities	(180)	(53)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	10,549	5,461
Repayment of debt	(2,534)	(3,633)
Net cash provided by financing activities	8,015	1,828

Effect of foreign exchange rate on cash and cash equivalents	(55)	(8)
Change in cash and cash equivalents	2,365	(715)
Cash and cash equivalents, beginning of period	4,946	7,795
Cash, cash equivalents, and restricted cash end of period	$7,311	$7,080

Supplemental disclosure of cash flow information:

Cash paid for interest	$309	$676
Cash paid for income taxes	$1	$2

Supplemental disclosure of non cash financing activities:
Conversion of preferred stock to common stock	$418	$729
Common stock dividends issued to preferred shareholders	$298	$612
Warrants issued with private placement stock	$1,893	$-
Conversion of derivative liability to equity	$-	$3,537
Lease incentive received, non-cash addition to fixed assets	$243	$-